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Borland(R)

FOR IMMEDIATE RELEASE

CONTACT:
Keith E. Gottfried
Senior Vice President-Law & Corporate Affairs
(831) 431-1801

             Borland Completes Tender Offer for Starbase Corporation

SCOTTS VALLEY, Calif. - November 25, 2002 - Borland Software Corporation (Nasdaq
NM: BORL) today announced the completion of its all-cash tender offer for the shares of common stock of Starbase Corporation (Nasdaq SC: SBAS) at a price of $2.75 per share.

The tender offer, as extended, expired at 12:00 midnight, Eastern time, on Friday, November 22, 2002. Based on preliminary information provided by Mellon Investor Services LLC, the depositary for the offer, approximately 6,911,965 shares of Starbase's common stock, or approximately 79.0% of the outstanding shares, had been tendered (including approximately 165,287 shares tendered by notice of guaranteed delivery). Galaxy Acquisition Corp., the wholly owned subsidiary of Borland through which the tender offer was made, has accepted for payment all validly tendered shares and will make payment to the depositary for the accepted shares promptly.

Borland intends to acquire the remaining publicly held shares of Starbase common stock in a second-step merger in which all remaining Starbase stockholders (other than those who properly exercise their appraisal rights under applicable law) who did not tender their shares in the tender offer will receive the same $2.75 per share in cash paid in the tender offer. As a result of the purchase of shares in the tender offer, Borland has sufficient voting power to approve the merger without the vote of any other holder of Starbase shares. The second-step merger is currently expected to be completed in December 2002 or January 2003.

About Borland
Borland Software Corporation is a leading provider of technology used to develop, deploy, integrate, and manage software applications. Delivering best-in-class technology solutions dedicated to interoperability, Borland allows enterprises of all sizes to move into Web based computing while leveraging legacy systems. From the Fortune 1000 to the Borland Developer Network comprised of millions of developers around the world, Borland provides customers the freedom to develop applications, deploy them anywhere, and integrate and manage them across the enterprise. Borland solutions enable organizations to increase productivity and deliver higher performance projects faster and on budget, while lowering total cost of ownership.

Founded in 1983, Borland is headquartered in Scotts Valley, California with operations worldwide. To learn more, visit Borland at http://www.borland.com, the Borland Developer Network at http://bdn.borland.com, or call Borland at
(800) 632-2864.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

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